SCHEDULE 14A
(RULE 14a-101)
Information Required in Proxy Statement

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Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Garrison Capital Inc.

(Name of Registrant as Specified in its Charter)

____________________________________

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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August 1, 2018

Please Vote. Your Vote Is Needed.

Dear Stockholder:

The Special Meeting of Stockholders of Garrison Capital Inc. (the “Company”) is scheduled to take place on Tuesday, August 14, 2018 and, as of today, our records indicate that you have not exercised your voting rights for the upcoming meeting.

The Company is seeking your vote on the following proposal:

1.

Approval of application of the reduced asset coverage requirements in Section 61(a)(2) of the Investment Company Act of 1940, as amended, to the Company, which would permit the Company to double the maximum amount of leverage that it is permitted to incur by reducing the asset coverage requirement applicable to the Company from 200% to 150% (without giving effect to the exemptive relief with respect to SBIC debentures).

If this proposal is approved by stockholders, the Company and its investment adviser intend to modify the base management fee payable under the investment advisory agreement between the Company and the investment adviser to an annual rate of 1.50% of the Company's average gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, at the end of each of the two most recently completed calendar quarters; provided, however, the base management fee will be calculated at an annual rate of 1.00% of the average value of the Company’s gross assets, excluding cash or cash equivalents but including assets purchased with borrowed funds, that exceeds the product of (i) 200% and (ii) the Company’s average net assets at the end of each of the two most recently completed calendar quarters. For the avoidance of doubt, the 200% will be calculated in accordance with the Investment Company Act of 1940, as amended, and will give effect to the Company’s exemptive relief with respect to SBIC debentures.

The details related to this proposal are contained in the proxy statement, a copy of which is available on the internet through our website at http://www.garrisoncapitalbdc.com. Also, the proxy statement and the proxy card were initially mailed to you on or around July 25, 2018.

The Company has made it easy for you to vote.

1.VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, August 13, 2018, which is the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

2.VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, August 13, 2018, which is the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

3.VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Garrison Capital Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy card was initially mailed to you on or around July 25, 2018.

Please take a moment to cast your votes as soon as possible. Thank you for your help with these important matters.

Sincerely,

Joseph Tansey

Chief Executive Officer